Exhibit 12.1

BFC Financial Corporation
Calculation of Ratio of Earnings to Fixed Charges
(Dollars in thousands)

	Years ended December 31,
	2004	2003	2002	2001	2000
Fixed charges:
Interest	$88,901	113,385	151,878	188,838	211,406
Eliminate BankAtlantic Bancorp and and Levitt	(87,730)	(112,222)	(150,725)	(187,599)	(210,012)

	$1,171	1,163	1,153	1,239	1,394

Earnings (loss):
Pretax earnings (loss) before minority interest, discontinued operations, extraordinary items and cumulative effect of change in accounting principle	$202,221	101,138	50,301	47,975	35,263
Eliminate BankAtlantic Bancorp and Levitt	(204,061)	(107,024)	(54,730)	(53,622)	(39,932)
Eliminate other partnerships	(4,114)	3,213	1,427	4,111	1,795
BankAtlantic Bancorp/BankAtlantic and Levitt dividends	1,925	1,686	1,581	1,468	1,288
Fixed charges	1,171	1,163	1,153	1,239	1,394

	$(2,858)	176	(268)	1,171	(192)

Ratio	(2.44)	0.15	(0.23)	0.95	(0.14)

Coverage deficiency	$4,029	987	1,421	68	1,586

(1)	The operations, fixed charges and dividends of BankAtlantic Bancorp and Levitt are not included in this calculation because each of those subsidiaries are separate, publicly traded companies whose Board of Directors are composed of individuals, a majority of whom are independent. Accordingly, decisions made by those Boards, including with respect to the payment of dividends, are not within our control.